Exhibit 12

                       GTE NORTH INCORPORATED

         STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands of Dollars)

                             (Unaudited)





                  Nine Months         Nine Months
Years Ended December 31
                    Ended               Ended
               Sept 30, 1993(a)    Sept 30, 1993       1992  1991
1990           1989      1988
               ________________    ______________      ____  ____
____           ____      ____


Earnings Available for
 Fixed Charges:
   Income from Continuing
     Operations (b)$248,848$231,209$369,542$291,837$282,221$293,2
91 $295,702
   Add -
      Income taxes150,198139,542192,264130,037108,230112,522116,1
64
      Fixed changes102,845102,845137,369135,017132,780127,241122,
195
              ________ ___________________________________________

              $501,891 $473,596$699,175$556,891$523,231$533,054$5
34,061


Fixed Charges:
   Interest charges$ 94,062$ 94,062$124,197$122,970$119,915$116,5
18 $112,220
   Portion of rentals
     representing interest8,783  8,783 13,17212,047 12,865 10,723
9,975
              ________ ___________________________________________

              $102,845 $102,845$137,369$135,017$132,780$127,241$1
22,195



Ratio of Earnings to
   Fixed Charges   4.88      4.60  5.09   4.12   3.94  4.19   4.37





____________

(a)                                                    Excludes
   operating expenses related to the adoption, effective January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" and a one-time charge associated with the enhanced early retirement and voluntary separation programs completed during the second quarter of 1993.


(b)  Includes allowance for funds used during construction
(credits).











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